Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	BASi Company Contacts:

Joe Flynn

Chief Commercial Officer

Phone: 314.882.2218

jflynn@BASinc.com

Jill C. Blumhoff

Chief Financial Officer

Phone: 765.497.8381

jblumhoff@BASinc.com

Smithers Company Contact:

David L. Schwarz

Vice President

Marketing and Strategic Planning

Phone: 330.762.7441

dschwarz@smithers.com

CORRECTED PRESS RELEASE: BASi Acquires the Smithers Avanza
Toxicology Services Business Unit to Support Growing Toxicology Business
and Broaden Scientific Talent

WEST LAFAYETTE, Ind., May 7, 2019 -- This press release corrects a prior version published on May 1, 2019, and is updated to revise the amount of one of the loans previously reported. The corrected release reads:

BASi Acquires the Smithers Avanza Toxicology Services Business Unit to
Support Growing Toxicology Business and Broaden Scientific Talent

WEST LAFAYETTE, Ind., May 1, 2019 -- Bioanalytical Systems, Inc., (NASDAQ:BASI) (“BASi” or the “Company”) today announced its acquisition of the Smithers Avanza Toxicology Services business unit, a contract research organization (CRO) located in Gaithersburg, Maryland, which specializes in general toxicology, vaccine safety and developmental and reproductive toxicology (DART) studies, in support of pharmaceutical and chemical industry research and development. The acquired business will operate as a wholly owned subsidiary of BASi under the name BASi Gaithersburg.

“The acquisition of the Smithers Avanza Toxicology Services business unit solidly supports BASi’s vision of strategic growth,” said Robert Leasure, Jr., BASi’s President and Chief Executive Officer. “With strong demand for our toxicology and drug disposition services, we needed to add space and talent. The team that is joining us from Smithers in Gaithersburg will allow us to provide more resources to our clients, while remaining small enough to be flexible, responsive and consultative. Not only will the Gaithersburg site provide increased capacity for routine safety assessment, we also acquired significant expertise in developmental and reproductive toxicology.”

Michael Hochschwender, President and Chief Executive Officer, The Smithers Group, Inc., commented, “Selling a business unit is never an easy decision, but we recognized that the scope and scale of BASi coupled with our team’s scientific expertise would benefit our clients and team tremendously. Operating as a single site toxicology business presented operational efficiency challenges that could be overcome with the added sites and in-house capabilities of BASi. We are very proud of the accomplishments and reputation of the Gaithersburg Toxicology Services team. We are thankful to our loyal clients who supported this business and are confident they will enjoy a seamless transition to BASi.”

BASi provides contract research services and monitoring instruments to emerging pharmaceutical companies, drug development companies, and medical research organizations—primarily in drug discovery and development, and integrating services across commercial and academic settings. The acquisition of the Smithers Avanza Toxicology Services business unit is another strategic milestone for the Company which made several key appointments to its organizational leadership in recent months, invested in the multi-phase expansion of its GLP toxicology facility near Evansville, Indiana, and acquired the Missouri-based Seventh Wave Laboratories in July of last year.

With this transaction, BASi adds immediate capacity and expects to further capitalize on its assets and broadened scientific expertise to guide clients through drug safety and disposition evaluations utilizing a comprehensive portfolio of tools and services:

•	Lead optimization through candidate selection;

•	In vivo toxicology and pharmacology;

•	Vaccine safety testing;

•	Developmental and Reproductive Toxicology (DART);

•	GLP in vivo services;

•	GLP and non-GLP/discovery bioanalysis;

•	Histopathology including immunohistochemistry and image analysis;

•	Drug Metabolism & Pharmacokinetics;

•	In vitro and in vivo bioequivalence testing; and

•	BASi Culex® Automated Sampling Systems.

Michael Dorato, PhD, DABT, Fellow ATS, former Executive Vice President of Smithers Avanza Toxicology Services and newly-appointed Senior Vice President at BASi Gaithersburg, added, “Our group strengthens BASi’s core capabilities, adds scientific depth, and expands the offerings, all while providing a moderate-sized CRO experience, focused on clients that value flexibility and responsiveness.”

Transaction Summary

Pursuant to the terms of an asset purchase agreement (the “APA”), BASi acquired substantially all of the assets used by the seller in connection with the performance of in-vivo mammalian toxicology CRO services for pharmaceuticals (small molecules and biologics), vaccines, agro and industrial chemicals for approximately $1.27 million in cash (a portion of which remains in escrow), 200,000 Common Shares of BASi and an unsecured subordinated promissory note in the initial principal amount of $810,000. In connection with the transaction, BASi amended its credit arrangements with First Internet Bank to, among other things, renew the Company’s revolving loan of $3.5 million and to add two new term loans in the amounts of $1.27 million and $1.1 million, respectively, a portion of the proceeds of which were used to fund the acquisition, with the remaining proceeds to be used for capital equipment financing and for future general corporate needs.

A Current Report on Form 8-K containing further details regarding the APA and the transaction will be filed by BASi.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. BASi’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit www.BASinc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, and various market and operating risks detailed in the company's filings with the U.S. Securities and Exchange Commission.